Exhibit 10.24

BLACK KNIGHT FOOTBALL AND ENTERTAINMENT, LP
AGREEMENT OF LIMITED PARTNERSHIP
Dated as to be Effective as of September 21, 2022

Page

ARTICLE I    DEFINITIONS    1
SECTION 1.01    Definitions    1
SECTION 1.02    Interpretation    5
ARTICLE II    GENERAL PROVISIONS    5
SECTION 2.01    Partnership Name    5
SECTION 2.02    Office, Registered Agent    5
SECTION 2.03    Purposes of the Partnership    5
SECTION 2.04    Generally    5
SECTION 2.05    Fiscal Year    6
SECTION 2.06    Admission of Limited Partners    6
SECTION 2.07    Security Interest    6
ARTICLE III    MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP    7
SECTION 3.01    Management Generally    7
SECTION 3.02    Authority of the General Partner    7
SECTION 3.03    No Management Fee    9
SECTION 3.04    Use of Agents    9
SECTION 3.05    Expenses    10
SECTION 3.06    Other Activities and Conflicts of Interest    12
SECTION 3.07    Books and Records; Accounting Method    13
SECTION 3.08    Reports to Limited Partners    13
SECTION 3.09    Reliance by Third Parties    14
ARTICLE IV    CAPITAL CONTRIBUTIONS; REDEMPTIONS    14
SECTION 4.01    Mandatory Capital Contributions Related to Capital Commitments    14
SECTION 4.02    Drawdown Procedures    15
SECTION 4.03    Replacement of Unfunded Capital Contributions Related to Capital Commitments    16
SECTION 4.04    Default by Limited Partners; Partnership Remedies    16
SECTION 4.05    Additional Capital Contributions and Dilution    17
    SECTION 4.06    Resignation or Withdrawal of Limited Partners…………………18

    -i-

(continued)
Page

ARTICLE V    DISTRIBUTIONS    18
SECTION 5.01    Distributions    18
    SECTIONS 5.02    Set-Off and Withholding of Certain Amonts………………...….19

    SECTIONS 5.03    Approved Sale; Drag-Along Rights and Tag-Along Sale………19

ARTICLE VI    ALLOCATIONS AND OTHER TAX MATTERS    20
SECTION 6.01    Capital Accounts    20
SECTION 6.02    Allocations    21
SECTION 6.03    Allocations of Net Income and Net Losses for Federal Income Tax Purposes    22
SECTION 6.04    Allocations Relating to Distributions in Kind    22
SECTION 6.05    Elections    23
SECTION 6.06    Withholding Requirements    23
SECTION 6.07    Partnership Representative    23
ARTICLE VII    EXCULPATION AND INDEMNIFICATION    24
SECTION 7.01    Exculpation and Indemnification    24
ARTICLE VIII    DURATION AND DISSOLUTION OF THE PARTNERSHIP    25
SECTION 8.01    Duration    25
SECTION 8.02    Dissolution    25
SECTION 8.03    Winding Up of Partnership    26
SECTION 8.04    Distribution upon Dissolution of the Partnership    26
ARTICLE IX    TRANSFERABILITY; REMOVAL OF GENERAL PARTNER    27
SECTION 9.01    Restrictions on Transfer; Repurchase Right    27
SECTION 9.02    Removal of the General Partner    28
SECTION 9.03    Withdrawal of the General Partner    29
SECTION 9.04    Expenses of Transfer, Indemnification    29
SECTION 9.05    Recognition of Transfer    30
SECTION 9.06    Allocations    31
SECTION 9.07    Capital Commitments    31

-ii-

(continued)
Page

SECTION 9.08    Withdrawal of a Limited Partner    31
ARTICLE X    MISCELLANEOUS    31
SECTION 10.01    Successors and Assigns; Third Party Beneficiaries    31
SECTION 10.02    Amendments; Waivers    31
SECTION 10.03    Notices    31
SECTION 10.04    Partner Representations, Warranties and Covenants    32
SECTION 10.05    Governing Law    32
SECTION 10.06    Severability    32
SECTION 10.07    Further Assurances    32
SECTION 10.08    Counterparts    32
SECTION 10.09    Entire Agreement    33
SECTION 10.10    No Right to Partition    33
SECTION 10.11    Headings    33
SECTION 10.12    Arbitration    33
SECTION 10.13    Filings    34
SECTION 10.14    Football Club Rules                         34

-iii-

AGREEMENT OF LIMITED PARTNERSHIP
OF
BLACK KNIGHT FOOTBALL AND ENTERTAINMENT, LP
This AGREEMENT OF LIMITED PARTNERSHIP of BLACK KNIGHT FOOTBALL AND ENTERTAINMENT, LP is entered into to be effective as of September 21, 2022, by and between the parties set forth below.
WHEREAS, the parties hereto desire to form and provide for the operation of a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the "Act");
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01Definitions. Capitalized terms used herein without definition have the following meanings:
"Act" has the meaning set forth in the first recital above.
"Additional Capital Contribution" means such Capital Contributions as may be made by a Limited Partner from time to time in accordance with the terms of Section 4.05.
"Agreement" means this Agreement of Limited Partnership, as amended from time to time.
"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Las Vegas, Nevada are authorized by law to be closed.
“Cannae” means Cannae Holdings, Inc., a Delaware corporation, or a wholly-owned subsidiary thereof, which will be a Limited Partner.
"Capital Account" has the meaning set forth in Section 6.01.
"Capital Call Date" means the Business Day specified by the General Partner for Additional Capital Contributions to be made by the Partners.
"Capital Commitment" means, with respect to any Limited Partner at any time, the aggregate amount of Capital Contributions required to be delivered to the Partnership by such Limited Partner specified as such Limited Partner's Capital Commitment on Annex A, as the same may be adjusted from time to time pursuant to the provisions herein.
"Capital Contribution" means, with respect to any Partner, a cash contribution by such Partner pursuant to Article IV, as adjusted pursuant to the provisions herein.

“Claim” has the meaning set forth in Section 7.01(b).
"Closing Date" means a date determined by the General Partner for the Partnership to complete the sale of Units and admit the Limited Partners to the Partnership.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the rules and regulations thereunder in effect from time to time. Any reference herein to a specific provision of the Code shall be deemed to refer to any corresponding provision of any successor statute.
"Default" means the failure of a Limited Partner to make all or a portion of any Capital Contribution related to its Capital Commitment.
"Defaulting Partner" means, at any time; each Limited Partner who, at or prior to such time, has committed a Default that has become an Event of Default.
"Distributable Cash" means cash in excess of reserves and any amounts necessary for the satisfaction of the Partnership’s obligations under any indebtedness or similar arrangements, as determined by the General Partner in its sole discretion.
"Drawdown" has the meaning set forth in Section 4.02(a).
"Drawdown Amount" has the meaning set forth in Section 4.02(b).
"Drawdown Date" has the meaning set forth in Section 4.02(b).
"Drawdown Notices" has the meaning set forth in Section 4.02(a).
“English Football Association” means the English Football Association, operated by the Football Association Limited, a company incorporated and registered in England and Wales with company number 00077797 whose registered office is at Wembley Stadium, Wembley, London, HA9 0WS. "English Football League" means the association football league of leading English professional association football clubs currently known as the English Football League (comprising of the EFL Championship, EFL League One and EFL League Two), which is operated and managed by Football League Limited (THE), a company incorporated and registered in England and Wales with company number 00080612 whose registered office is at EFL House, 10 - 12 West Cliff, Preston, Lancashire, England, PR1 8HU.

“Football Authorities” shall mean the (i) English Football Association; (ii) English Football League, (iii) Premier League or any replacement or successor thereof; (iv) means Football League Limited (THE), a company incorporated and registered in England and Wales with company number 00080612 whose registered office is at EFL House, 10 - 12 West Cliff, Preston, Lancashire, England, PR1 8HU; (v) Union des Associations Européennes de Football of Route de Genève 46, Case postale, CH-1260, Nyon 2, Switzerland; (vi) Fédération Internationale de Football Association of FIFA-Strasse 20, P.O. Box 8044, Zurich, Switzerland; and (vii) any other relevant and properly constituted governing body or authority of any league or competition in which the Club's men's senior first XI football team participates from time to time.

“Football Club Rules” shall mean, collectively, the rules and regulations from time to time of any of the Football Authorities (including any directions made thereunder) or any other league or organisation of which the Club is a member from time to time or any other organisation, body or person which is responsible for, regulates, supervises or promotes matches involving the Club's association football teams.
"Event of Default" means any Default that shall not have been (i) cured by the Limited Partner who committed such Default within five (5) Business Days after the occurrence of such Default or (ii) waived by the General Partner on such terms as determined by the General Partner in its discretion.
"Fiscal Year" has the meaning set forth in Section 2.05.
"General Partner" means, at any time, BK Football and Entertainment, LLC, a Delaware limited liability company, or any other Person who, at such time, serves as the general partner of the Partnership.
"General Partner Expenses" has the meaning set forth in Section 3.05.
"Indemnified Person" has the meaning set forth in Section 7.01(b).
"Limited Partner" means, at any time, any Person who is at such time a limited partner of the Partnership and shown as such on the books and records of the Partnership.
"Majority-in-Interest of the Limited Partners" means, at any time, the Partners (other than Defaulting Partners) having a majority of the aggregate Capital Commitments of such Limited Partners.
"Minimum Gain" means the amount of gain that would be realized by the Partnership if it sold all property of the Partnership (including any property subject to any nonrecourse debt) for an amount equal to the greater of (a) the amount of the nonrecourse debt secured by such property, if any, and (b) the current book value of such property. For purposes of computing such gain with respect to any property securing more than one liability, the current book value of such property shall be allocated among all such liabilities in the manner set forth in Treasury Regulation Section 1.704-2(d)(2). The Partnership shall calculate the Minimum Gain of the Partnership in a manner consistent with the requirements of Treasury Regulation Sections 1.704-2(d), 1.704-2(h), 1.704-2(i) and 1.7042(k) and shall take into account the Partnership's share of any minimum gain of any partnership in which it is a partner.
"Net Income" or "Net Losses," as appropriate, means, for any period, the taxable income or tax loss of the Partnership for such period for Federal income tax purposes, taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Partnership during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.7041(b)(2)(iv)(i)) of the Partnership and any other adjustments set forth in the Treasury Regulations under Code section 704(b); provided, however, that Net Income or Net Losses of the Partnership shall be computed without regard to the amount of any items of gross income, gain, loss or deduction that are specially allocated. In the event that the Capital Accounts, the Net

Income or Net Losses of the Partnership (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
"Partner Nonrecourse Liability" means any partner nonrecourse liability of the Partnership as defined in Treasury Regulation Section 1.704-2(b)(4).
"Partner" means the General Partner or a Limited Partner, as the context may require.
"Partners" means the General Partner and the Limited Partners.
"Partnership" means Black Knight Football and Entertainment, LP, as such partnership may from time to time be constituted.
"Partnership Expenses" has the meaning set forth in Section 3.05(b).
"Percentage Ownership" means, with respect to (i) the General Partner, one percent (1%) in the aggregate, , and (ii) with respect to the other Limited Partners, a fraction, the numerator of which is the amount of the number of whole or fractional Units held by such Partner, and the denominator of which is the aggregate amount of all Units held by all Partners, as the same may be adjusted from time to time pursuant to this Agreement. Annex A sets forth the estimated original Percentage Ownership of each Partner as of the Closing Date (assuming they fund their respective Capital Contribution obligations as required by this Agreement).
"Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, firm, business, trust, or any other entity or unincorporated organization, domestic or foreign, including a municipality, county, state, body politic or other government (including any federal or foreign government), dependency or colony, or any subdivision or agency thereof.
“Premier League” means the association football league of leading English professional association football clubs currently known as the Premier League, which is operated and managed by The Football Association Premier League Limited, a company incorporated and registered in England and Wales with company number 02719699 and whose registered office is at Brunel Building, 57 North Wharf Road, London, United Kingdom W2 1HQ.

"Prime Rate" means the rate of interest publicly announced from time to time by Citibank as its prime rate.
    "Regulations" means the applicable Treasury Regulations under the Code. Any and all references herein to specific provisions of the Regulations shall be deemed to refer to any corresponding successor provision.
"Remaining Capital Commitment" means the unfunded portion from time to time of a Limited Partner's Capital Commitment.
“Selling Partner” has the meaning set forth in Section 9.01(a).

"Third Party" means all Persons other than a Partner.
"Unit" means an ownership unit of the Partnership, with all of the Units outstanding at any time.
SECTION 1.02Interpretation. The definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, the Agreement unless the context shall otherwise require. The word "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."
ARTICLE II

GENERAL PROVISIONS
SECTION 2.01Partnership Name. The name of the Partnership is “Black Knight Football and Entertainment, LP”. The General Partner may change the name of the Partnership or adopt such trade or fictitious names as it may determine and shall notify the Limited Partners of any change in the name of the Partnership, provided that the Partnership shall not conduct business under any name that is similar to that of any Limited Partner which is not an Affiliate of the General Partner.
SECTION 2.02Office, Registered Agent.
(a)The Partnership shall maintain a registered office in Delaware. The Partnership shall maintain a registered agent at the registered office address in Delaware. Such office and such agent may be changed from time to time by the General Partner in its discretion.
(b)The principal business address of the General Partner shall be 1701 Village Center Circle, Las Vegas, NV 89134 Attention: General Partner, or such other place as the General Partner shall determine in its discretion. The General Partner may establish other offices at such other locations as it may determine in its discretion.
SECTION 2.03Purposes of the Partnership. The Partnership has been formed to primarily (a) own and operate AFC Bournemouth Limited, a professional football club located at Kings Park Bournemouth UK (the “Club”) and associated training facility, as well as a possible future football stadium for the Club, (b) to do everything necessary or desirable for the accomplishment of the above purposes or the furtherance of any of the powers herein set forth and (c) to engage in any lawful business activity in which a Delaware limited partnership may engage, as determined from time-to-time by the General Partner whose decision shall be conclusive.
SECTION 2.04Generally. Each Limited Partner signatory hereto has entered into a Subscription Agreement to subscribe for a certain amount of Units, which such subscription has been accepted by the General Partner. Except as provided in this Agreement and otherwise provided under the Football Club Rules, no Partner (or former Partner) shall be obligated to make any contribution of capital to the Partnership in excess of its Remaining Capital

Commitment or have any liability for the debts and obligations of the Partnership. All Units issued to the General Partner shall be voting units of the Partnership and all units issued to the Limited Partners shall be non-voting Units of the Partnership.
SECTION 2.05Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") for financial statement shall end on June 30th and for Federal income tax purposes shall end on December 31st, except as may be otherwise required by the Code.
SECTION 2.06 Admission of Limited Partners.
(a)Subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), on the Closing Date, each Person named on Annex A shall become a Limited Partner and shall be shown as such on the books and records of the Partnership, subject to the execution of this Agreement and the payment of the Capital Contribution required by the Agreement.
(b)The General Partner may in its discretion cause the Partnership to admit one or more additional Persons as Limited Partners upon the sale of one or more Units to such additional Persons. Upon the execution and delivery of a counterpart of this Agreement, each such additional Person shall become a Limited Partner of the Partnership and shall be shown as such on the books and records of the Partnership. The admission of any additional Limited Partner to the Partnership shall not require the approval of any Limited Partner. Notwithstanding the foregoing, no additional Limited Partner shall be admitted to and continue in the Partnership if, in the sole and exclusive judgment of the General Partner: (i) the admission of such Limited Partner would cause a dissolution of the Partnership under the Act, (ii) the admission of such Limited Partner would cause the Partnership to violate any applicable law or regulation, including any applicable federal or state securities laws, (iii) the Football Authorities (pursuant to the applicable Football Club Rules) do not approve or withdraw the approval of the additional Limited Partner for admission, (iv) the additional Limited Partner does not complete all documents, security/background checks and procedures required by the Football Authorities (pursuant to the applicable under the Football Club Rules), or (v) the additional Limited Partner does not, from time-to-time, satisfy all of the terms and conditions imposed by the Football Authorities (pursuant to the applicable under the Football Club Rules).
(c)Upon the admission of each additional Limited Partner admitted to the Partnership after the Closing Date and upon: (i) the making of any Capital Contribution, (ii) the fulfillment of any part or all of any Capital Commitment, and (iii) the payment with respect to any Additional Capital Contribution, the General Partner shall determine and restate the Percentage Ownership of all of the Limited Partners as applicable, and shall inform such Limited Partners of such determination and restatement.
SECTION 2.07Security Interest. As security for its obligations under this Agreement to make Capital Contributions related to each Partner's Capital Commitment, each Limited Partner hereby grants to the Partnership, the General Partner and their respective assigns to the extent permitted by applicable law, a security interest in such Limited Partner's Units. If a Default shall have occurred and be continuing, the Partnership, the General Partner and their respective assigns may exercise all the rights of a secured party under applicable law. Upon request of the General Partner, each Limited Partner will, to the fullest extent permitted by applicable law, give, execute, file and record any notice, financing statement, continuation statement or other instrument, document or agreement that the General Partner may reasonably consider necessary and desirable to create, perfect, continue or validate the security interest granted hereunder, or which the General Partner may reasonably consider necessary and desirable to exercise or enforce the Partnership's or the General Partner's rights hereunder with respect to such security interest.
ARTICLE III

MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP
SECTION 3.01 Management Generally.
(a)Subject to the Football Club Rules, the management and control of the Partnership shall be vested exclusively in the General Partner. The Limited Partners shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.
(b)The General Partner is hereby specifically authorized to employ individuals and engage contractors and other experts and professionals to provide advice and management with respect to the Partnership, and such services shall be at the sole cost and expense of Partnership. The General Partner will be solely and exclusively responsible for making investment decisions as set forth in this Agreement.
SECTION 3.02     Authority of the General Partner. Subject to the Football Club Rules and further subject to any limitations expressly set forth in this Agreement and under the laws of the State of Delaware, including but not limited to the Act, the General Partner shall have all specific rights and powers to take and all actions necessary, appropriate, advisable convenient or incidental to or for the furtherance of the management of the business of the Partnership, given by this Agreement and the Act, which may include, without limitation, to:

(a)Perform any and all acts necessary or appropriate to the management of the business of the Partnership, including relating to the team, training facility and player acquisitions;
(b)Procure and maintain with responsible companies such insurance as may be available, in such amounts and covering such risks as are deemed appropriate by the General Partner;

(c)Take and hold all real and personal property of the Partnership in the Partnership name;

(d)Execute and deliver on behalf of and in the name of the Partnership, or in the name of a nominee of the Partnership (provided the nominee is not a corporation), the agreements, deeds, notes, leases, subleases, mortgages, bills of sale, and amendments thereof, and any and all other instruments or documents necessary, advisable or incidental to the conduct of the Partnership’s business;

(e)Coordinate all accounting and clerical functions of the Partnership, and employ such accountants, lawyers, leasing agents, and other management, professional or service personnel as may from time-to-time be required to carry on the business of the Partnership;

(f)Purchase, sell, transfer, rent, exchange, demolish or otherwise dispose of all or any part of real or personal property owned by the Partnership, on terms and conditions satisfactory to the General Partner, in its sole and absolute discretion;

(g)Borrow money, grant security interests in one or more assets, and guaranty one or more obligations, for and on behalf of the Partnership, and any restructuring thereof, amend and payoff such borrowings and/or debt securities, in each case, which the General Partner deems in his sole discretion, necessary or desirable in the operation of the Partnership’s business; provided, for the avoidance of doubt, that no further action shall be required by any Limited Partner upon any conversion of such debt securities into voting or non-voting Units of the Partnership;

(h)Cause the Partnership to be a joint venturer, partner, member, holder of a beneficial interest or other participant or owner in a joint venture, partnership (whether limited or general), limited liability company, corporation, trust or other venture or enterprise;

(i)Lend money or other assets of the Partnership upon such terms and with (or without) such security as the General Partner shall deem appropriate;

(j)Incur and pay all expenses and obligations incident to the operation and management of the Partnership, including, without limitation, the General Partner Expenses and the Partnership Expenses;
(k)Make interim investments (which may be made through an agent) of cash reserves and other liquid assets of the Partnership prior to their use for Partnership purposes or distribution to the Partners;
(l)Open bank accounts and conduct banking business on behalf of the Partnership and issue securities on behalf of the Partnership;

(m)Enter into, perform and carry out contracts of any kind, including, without limitation, but subject to Section 3.05(d), contracts with the General Partner or any Limited Partner or any affiliate thereof, or any agent of the Partnership necessary or in connection with, convenient to, or incidental to the accomplishment of Partnership business, including, without limitation, causing the Partnership to enter into contracts or otherwise transact with its wholly or partially-owned affiliates in any capacity, including, without limitation, the acquisition, purchase or lease of any assets, provided that the terms of any such arrangement are commercially reasonable;

(n)Distribute Distributable Cash and property (subject to Section 5.02) to the Partners, all in accordance with the provisions of this Agreement;
(o)Prepare and cause to be prepared reports, statements and other relevant information for distribution to Partners;
(p)Prepare and file all necessary returns, reports and statements and pay all taxes, assessments and other impositions relating to the assets or operations of the Partnership;
(q)sell Units to new or existing Limited Partners;
(r)Bring any lawsuit or administrative action for or on behalf of the Partnership or respond to and defend the same on behalf of the Partnership;

(s)Establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;

(t)Pay all amounts due under the purchase agreement of the Club; and

(u)    Take any other actions that the General Partner shall deem necessary, to the extent permitted under applicable laws, as in effect from time-to-time.

The General Partner may appoint and remove any Persons, subject to any relevant limitations in any such Persons’ respective employment agreement, as officers of the General Partner with or without such titles as it may elect, including the titles of Executive Chairman, Chief Executive Officer, President, Vice President, Treasurer, and Secretary, to act on behalf of the General Partner with such powers, authority and compensation as the General Partner may delegate to such Persons. As of the date hereof, William P. Foley, II is the Chairman, Chief Executive Officer and President of the General Partner and shall not receive compensation for his services.

SECTION 3.02 3.03 No Management Fee. No separately identified management fees will be paid to the General Partner by the the General Partner by the Partnership or the Limited Partners.
SECTION 3.033.04 Use of Agents. To the extent reasonably necessary for carrying out the administration or business activities of the Partnership, the General Partner may, from time to time, retain any Person to provide services to the Partnership; provided that the General Partner reasonably believes that such Person is qualified to provide such services at the time of engagement. Subject to the foregoing, the General Partner shall be entitled to rely in good faith upon the recommendations, reports, advice or other services provided by any such Person. The General Partner may, without limitation, contract, at the Partnership's expense, with third parties for brokerage, accounting, data processing, legal, tax, investment banking, market research or other related services in connection with the Partnership's business. Such Persons shall be paid such amounts as are negotiated with the General Partner on an arm's length basis, but the foregoing shall not be construed as requiring the General Partner to retain the low-cost provider. The costs of retaining any third parties to carry out such functions and responsibilities shall constitute "General Partner Expenses" for purposes of this Agreement.

SECTION 3.043.05 Expenses.
(a)As between the General Partner and the Partnership, the General Partner shall be reimbursed by the Partnership, including from each Partner’s Capital Contributions, for all General Partner Expenses and General Partner Expenses shall in all respects be treated as expenses of the Partnership and shall be paid out of the funds of the Partnership. As used herein, the term "General Partner Expenses" means:
(i)all compensation of members, managers, officers and employees of the General Partner and related overhead expenses (including office and related expenses);
(ii)all fees and expenses incurred by the General Partner or the Partnership, and its respective managers, officer, employees and agents (the “Representatives”), to assist in the private placement of the Units;
(iii)all organizational expenses of the Partnership and the General Partner, and their respective Representatives; and
(iv)all expenses incurred in the past or in the future, including travel, legal, finance and accounting expenses, by the General Partner, and its respective Representatives, or Mr. Foley on behalf of the Partnership in attempting to obtain the Club, training facility, and player acquisition, including without limitation, from the Capital Contribution payments made by the Partners under this Agreement or his or her respective Subscription Agreement to the Partnership.
(b)The Partnership shall also be responsible for and shall pay all Partnership Expenses. All Partnership Expenses shall be paid out of funds of the Partnership, including from each Partner’s Capital Contributions, for all Partnership Expenses. As used herein, the term "Partnership Expenses" means all expenses or obligations of the Partnership or otherwise incurred by the General Partner and the Partnership, and their respective Representatives, in connection with this Agreement, including the following:
(i)All costs and expenses related to the business of the Partnership, including, without limitation, all costs and expenses of developing, constructing, managing and operating the business and any financings or refinancings related thereto and all costs and expenses incurred in connection with identifying, evaluating, structuring and negotiating any potential investment (including, without limitation, any unreimbursed deposits, earnest money, commitment or other fees);
(ii)all expenses, including legal, finance and accounting expenses, related to the earn-out payment to the former owners of the Club;

(iii)all administrative expenses of the Partnership, including the maintenance of books and records of the Partnership, obtaining independent valuations or appraisals of Partnership’s assets, and the preparation and dispatch to the Partners of checks, financial reports, tax returns and notices required pursuant to this Agreement;
(iv)all travel and other out-of-pocket expenses of the General Partner incurred in connection with the business of the Partnership that are ultimately made or not made by the Partnership;
(v)all expenses incurred in connection with the registration, qualification or exemption of the Partnership and the Units and any offering thereof under any applicable Federal, state, local or foreign law;
(vi)all expenses incurred in connection with, and any principal, interest or other amounts owing in respect of, any indebtedness or guarantees of the Partnership or any credit facility or other credit arrangement (including any line of credit, loan, loan commitment or letter of credit for the Partnership (or any underlying asset));
(vii)all expenses incurred in connection with any litigation involving the Partnership (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;
(viii)subject to Article VII, all expenses for indemnity or contribution payable by the Partnership to any Person;
(ix)all expenses incurred in connection with the collection of amounts due to the Partnership from any Person;
(x)all expenses incurred in pursuing or implementing any remedies against a Defaulting Partner;
(xi)all expenses incurred in connection with the preparation of this Agreement and any amendments to this Agreement;
(xii)all expenses incurred in connection with the dissolution and liquidation of the Partnership;
(xiii)amounts required to maintain reasonable working capital;
(xiv)expenses incurred in connection with any tax audit, investigation, settlement, or review;
(xv)insurance expenses;

(xvi)any extraordinary expenses to the extent not reimbursed or paid by insurance;
(xvii)the General Partner Expenses; and
(xviii)any costs which are reimbursable under this Agreement.
In no event shall the General Partner be entitled to any duplicative reimbursements for Partnership Expenses.
(c)The General Partner may (but shall not be obligated to) advance, or cause any of its Affiliates to advance, its own funds for the purpose of paying any Partnership Expense to the extent that such funds are not otherwise available in the time required from other funds of the Partnership. The General Partner shall endeavor to minimize the need for any such advances and to arrange for the prompt repayment thereof through Drawdowns of any Remaining Capital Commitments unless funds are available from other sources for such purpose. Any advances made by the General Partner or any of its Affiliates to the Partnership shall bear interest at a rate per annum equal to (i) for the first 30 days, the Prime Rate plus 1% and (ii) thereafter, the Prime Rate plus 3%; provided that in no event shall the interest exceed the maximum rate permitted by applicable law.
(d)The General Partner or its Affiliates may provide accounting, reporting, data processing, tax, legal, investment level management and servicing, market research and other similar services to the Partnership that would otherwise be performed for the Partnership by third parties in accordance with Section 3.05 and, in such event, the General Partner or such Affiliates may be reimbursed for the cost of performing such services (including employment costs and related overhead expenses allocable thereto, as reasonably determined by the General Partner based on the time expended by the employees who render such services), provided that such reimbursements shall not exceed the amount that would be payable by the Partnership if such services were provided by third parties on an arm's-length basis.
3.06    Other Activities and Conflicts of Interest. Notwithstanding any duty or obligation otherwise existing at law or in equity, the Partners, including the General Partner or their affiliates, and each of their respective officers and employees, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership and directly or indirectly in competition with the Partnership, and the Partnership and the Partners shall have no rights whatsoever by virtue of this Agreement or otherwise in and to such independent ventures or the income, profits or other benefits derived therefrom , and the pursuit of any such venture, even if competitive in any way or fashion with the business of the Partnership, shall be deemed expressly approved by the Partners and never deemed wrongful or improper. The Partners, including the General Partner or their affiliates, and each of their respective officers and employees, shall not be obligated at any time to present any particular investment opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership and the Partners, including the General Partner or their affiliates, and each of their respective officers and employees shall have the right to take for their own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity. No Partner, including the General Partner, or any employee or affiliate thereof, will be required to devote any particular portion of such Partner’s business time and attention to the operations of the Partnership, provided that the General Partner will spend such time and attention on Partnership activities as the General Partner deems necessary to carry out the business of the Partnership, as determined by the General Partner in its sole discretion.

SECTION 3.053.07    Books and Records; Accounting Method.
(a)The General Partner shall keep or cause to be kept at the address of the General Partner in Las Vegas, Nevada (or at such other place as the General Partner shall advise the other Partners in writing) full and accurate books and records of the Partnership, which shall include all documents and other materials with respect to the Partnership's business as are usually maintained by Persons engaging in similar businesses. Such books and records shall be available, upon ten Business Days' written notice to the General Partner, for inspection and copying at reasonable times during business hours by each Limited Partner or its duly authorized agent or representative for a purpose reasonably related to such Limited Partner's Units.
(b)The Partnership's books of account shall be kept on the same basis followed by the Partnership for Federal income tax purposes except to the extent otherwise determined by the General Partner in accordance with this Agreement and disclosed in the next report delivered pursuant to Section 3.08(d).
SECTION 3.063.08    Reports to Limited Partners.
(a) The books of account and records of the Partnership shall be prepared and maintained by the General Partner (or an accounting firm selected by the General Partner) as of the end of each Fiscal Year, which shall, among other things, confirm that distributions during the Fiscal Year were made in accordance with this Agreement. All reports provided to the Limited Partners pursuant to this Section 3.08 shall be prepared on such basis as the General Partner determines will appropriately reflect the operations and assets of the Partnership.
(b) After the end of each Fiscal Year, the General Partner shall prepare (or cause to be prepared) and mail to each Partner financial statements of the Partnership.
(c) Each Limited Partner agrees that it will not, and it will use its reasonable best efforts to cause its employees, officers, directors, partners, trustees, representatives and advisors not to, (i) disclose the information in any reports provided to such Partner or any other information concerning the Club and their respective affairs to any Person without the prior written consent of the General Partner or (ii) disclose the identity of any other Limited Partner; provided that any Limited Partner may make such disclosures (A) as it reasonably believes may be required by law, regulation or rule of any governmental authority or any court order or other legal process, provided in such event such Limited Partner will limit such disclosure to the minimum information necessary to satisfy such requirement, or (B) to the extent the information being disclosed is available through public sources or is obtained by such Limited Partner from a third Person who, to such Limited Partner's knowledge, is not prohibited from conveying such information by any contractual, legal or fiduciary obligation to any Person or (C) to the Football Authorities (pursuant to the applicable Football Club Rules).
(d)After the end of each Fiscal Year, the General Partner shall use its reasonable efforts to cause the Partnership to prepare and transmit, within 225 days of the close of the Fiscal Year, a federal income tax Schedule K-1 for each Partner and a report setting forth in sufficient detail such transactions effected by the Partnership during such Fiscal Year as shall enable each Partner to prepare its federal income tax return, if any. The General Partner shall mail such materials to (i) each Partner and (ii) each former Partner (or its successors, assigns, heirs or personal representatives) that may require such information in preparing its federal income tax return.
SECTION 3.073.9     Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner herein set forth.
ARTICLE IV

CAPITAL CONTRIBUTIONS; REDEMPTIONS
SECTION 4.014.01 Mandatory Capital Contributions Related to Capital Commitments.
(a)Subject to the Football Club Rules, each Limited Partner hereby is obligated and commits to contribute to the Partnership Capital Contributions in satisfaction of its applicable Capital Commitment for the number of Units, cost per Unit, and Percentage Ownership as set forth on Annex A as follows:
(i)(A) Each Limited Partner, other than Cannae, shall contribute to the Partnership: 74.2% of his or its Capital Commitment for the purchase of the Club and the training facility on or around October 15, 2022 or at such time as determined by the General Partner; 12.9% of his or its Capital Commitment for player acquisitions on or around January 1, 2023 or at such time as determined by the General Partner; and 12.9% of his or its Capital Commitment for payment of the earnout to the former owner of the Club with any excess to be used for ongoing working capital on or around August 1, 2023 or at such time as determined by the General Partner, (B) each of the General Partner and Cannae shall contribute to the Partnership its Capital Commitment for the purchase of the Club, training facility, player acquisitions, and earnout to the former owner of the Club at such time as determined by the General Partner, provided, however, in each case described in sub-paragraphs (A) and (B) above, the Partnership shall refund any prior Capital Commitment payment without interest to such Partner if (1) Football Authorities (pursuant to the applicable under the Football Club Rules) do not agree to grant a member club to the Partnership or a subsidiary thereof, as contemplated herein, , (2) if either the Partnership or the Football Authorities (pursuant to the Football Club Rules) respectively do not approve or withdraw their respective approval of the General Partner or any Limited Partner, or (3) the Limited Partner is not an accredited investor as determined by the General Partner in its sole discretion which determination shall be deemed conclusive for all purposes.
(ii)Except with respect to the General Partner and except with respect to the refund rights set forth immediately above, each Limited Partner’s rights hereunder shall not vest until the later of (1) such date that the Partner has paid, in full each installment of its Capital Commitment and (2) such date that the Football Authorities (pursuant to the applicable Football Club Rules) awards a member club to the Partnership; provided, that no such vesting shall occur unless and until the Football Authorities (pursuant to the applicable Football Club Rules) have approved of such vesting in writing (which approval may be withheld or conditioned in the Football Authorities’ sole and absolute discretion (pursuant to the applicable Football Club Rules)) (the “Vesting Dates”).
(b)All Capital Contributions shall be paid to the Partnership in immediately available funds in United States dollars by 11:00 a.m. (Pacific Time) on or before the applicable due date. In return for the payment of each Capital Contribution related to a Limited Partner's Capital Commitment, each Limited Partner shall, subject to the prior written approval of the Football Authorities (pursuant to the applicable Football Club Rules), receive the applicable portion of the number of Units on the applicable Vesting Date, as and when so paid through the applicable Capital Contribution.
(c)No Limited Partner shall be required to make any Additional Capital Contribution to the Partnership, provided, however, that any Limited Partner not making any Additional Capital Contribution as called for by the General Partner may be diluted in its Percentage Ownership pursuant to the provisions of Section 4.05.
SECTION 4.024.02 Drawdown Procedures.
(a)Each Limited Partner shall make one or more Capital Contributions to the Partnership in such amounts and at such times as the General Partner shall specify in notices ("Drawdown Notices") delivered from time to time to such Limited Partner. Each drawdown by the Partnership of Capital Contributions pursuant to a set of Drawdown Notices is hereinafter referred to as a "Drawdown." All Capital Contributions to be paid to the Partnership pursuant to a Drawdown Notice shall be paid to the Partnership in immediately available funds in United States dollars by 11:00 a.m. (Pacific Time) on or before the applicable Drawdown Date.
(b)Each Drawdown Notice to a Limited Partner shall specify:
(i)the amount of Capital Contribution to be made by the Limited Partners (the "Drawdown Amount") and the pertinent Limited Partner's share of such Drawdown Amount;

(ii)the date (the "Drawdown Date") on which the Limited Partner's share of the Drawdown Amount is due; and
(iii)the account of the Partnership to which the Limited Partner's share of the Drawdown Amount should be paid, including all information required for such payment to be made, or the address to which payment should be sent.
SECTION 4.03Replacement of Unfunded Capital Contributions Related to Capital Commitments. If an Event of Default occurs, then, without limiting the General Partner’s rights under Section 4.06(b), the General Partner may, in its discretion, pay the Remaining Capital Commitment that remains unpaid or take any or all of the following actions with respect to the Remaining Capital Commitment in question that remains unfunded:
(a)Obtain the agreement of any Limited Partner to increase its Capital Contribution and Capital Commitment;
(b)Deliver an additional Drawdown Notice in accordance with Section 4.02(a) to the Limited Partners (other than any Defaulting Partner in respect of the applicable Drawdown) in an amount equal to Defaulting Partner's Remaining Capital Commitment, which, when paid, will reduce dollar for dollar such Limited Partner's Remaining Capital Commitment;
(c)call for Additional Capital Contributions in accordance with Section 4.05;
(d)obtain the agreement of any other Person (which may, in the discretion of the General Partner, include any existing Limited Partner) to make an investment outside the Partnership; and/or
(e)cause the Partnership to borrow the necessary funds (and, with respect to any borrowing made upon the occurrence of a Default, such borrowing shall be attributed to and borne solely by the Limited Partner that has caused such Default).
SECTION 4.04Default by Limited Partners; Partnership Remedies.
(a)Each Limited Partner agrees that (x) payment in full and when due of the Capital Contributions related to its Capital Commitment is of the essence, (y) any Default by any Limited Partner would cause injury to the Football Authorities and the Partnership and to the other Limited Partners, and (z) the amount of damages caused by any such injury would be extremely difficult to calculate. Accordingly, upon any Event of Default by a Limited Partner the General Partner shall notify all Limited Partners, including the Defaulting Partner, of the occurrence of such Event of Default and each Limited Partner expressly agrees that Partnership, at the election of the General Partner in its sole discretion, may, but will not be required to, take either of the following actions, which shall be binding on the Partnership and the Limited Partners (including the Defaulting Partner):
(i)Declare that the Defaulting Partner’s Units shall not vest, at any time or under any circumstances, in which case such Units shall not vest and the Capital Commitments paid by the Defaulting Partner shall be refunded by the Partnership without interest;
(ii)Declare that the Defaulting Partner’s Units shall vest with respect to the portion of the Capital Contribution paid by the Defaulting Partner and terminate the vesting and payment obligation of the Defaulting Partner with respect to the Units associated with any unpaid portion of the Capital Contribution; or
(iii)Declare that the Defaulting Partner’s Units shall vest on a date specified by the General Partner, in which case such Units shall vest on such date but Distributions to the Defaulting Partner may be set off or withheld from such Limited Partner (in the General Partner’s sole discretion) until the Remaining Capital Contribution is satisfied in full.
(b)The rights and remedies referred to in this Section 4.04 shall be in addition to, and not in limitation of, any other rights available to the General Partner or the Partnership under this Agreement or at law or in equity. An Event of Default by any Limited Partner shall not relieve any other Limited Partner of its obligation to make Capital Contributions related to its Capital Commitment to the Partnership. In addition, an Event of Default by such Defaulting Partner shall not relieve such Defaulting Partner of its obligation to make Capital Contributions related to its Capital Commitment subsequent to such Event of Default. In this regard, the General Partner or the Partnership may proceed to collect from the Defaulting Partner (i) any amount due from the Defaulting Partner as and when due, and (ii) all costs and expenses of collection incurred by the Partnership or the General Partner (including reasonable fees and disbursements of counsel). No course of dealing between the General Partner and any Defaulting Partner and no delay in exercising any right, power, or remedy conferred in this Section 4.04 or now or hereafter existing at law or in equity or by statute or otherwise will operate as a waiver or otherwise prejudice any such right, power, or remedy.
(c)Notwithstanding any provision herein to the contrary, any exercise of remedies with respect to a Defaulting Partner pursuant to this Section 4.04 and any action pursuant to Section 4.03 shall be undertaken in a manner consistent with the Partnership's tax allocations satisfying the requirements of Section 514(c)(9)(B)(vi) of the Code.
SECTION 4.05Additional Capital Contributions and Dilution.
(a)At any time, the General Partner may determine that one or more Additional Capital Contributions are required to provide for the ongoing operation of the Partnership. The General Partner shall determine the gross amount of Additional Capital Contribution required and shall notify one or more of the Partners prior to the Capital Call Date of the amount of their share of the Additional Capital Contribution as well as provide the calculations that were used to determine such amount.
(b)Each notified Partner shall have the right (but not the obligation) to contribute such proportionate share of such Additional Capital Contribution.

(c)Subject to the Football Club Rules, in the event that the Partners, as a group, do not contribute to the Partnership one hundred percent (100%) of any Additional Capital Contribution called for by the General Partner, the General Partner may undertake any such actions as it may deem necessary to raise such additional capital, including (i) permitting one or more existing or new Limited Partners to fund the remaining portion of the Additional Capital Contribution by (A) paying to the Partnership an amount equal to the portion of the Additional Capital Contribution being acquired, and (B) otherwise complying with Section 2.07, with any such new Limited Partner becoming an additional Limited Partner and shown as such on the books and records of the Partnership, (ii) arranging for debt or other financing that may be senior in priority to the Units of the Partners, and (iii) obtaining the agreement of any other Person (which may, in the discretion of the General Partner, include any existing Limited Partner) to make an investment outside the Partnership. Except as required by the Football Club Rules, the General Partner shall not be restricted in any such actions by any other provision or restriction herein. In addition, if one or more new Limited Partners are admitted to the Partnership in accordance with clause (i) of this subsection (c), then it is the intent of the Partners that this subsection (c) be interpreted in a manner that dilutes a Limited Partner's Percentage Ownership.
(d)The General Partner shall have no obligation to contribute any portion of any Additional Capital Contributions.
(e)Under all circumstances, all ownership in the Partnership, direct or indirect, is subject to approval by the Football Authorities (pursuant to the applicable Football Club Rules) and the applicable Partner being able to satisfy all terms and conditions imposed by the General Partner and Football Authorities (pursuant to the applicable Football Club Rules).
1.01Resignation, Withdrawal or Removal of Limited Partners.
(a)Subject to the terms of this Agreement, a Limited Partner may not resign or withdraw from the Partnership unless (i) such Limited Partner requests to withdraw in a written notice to the General Partner and the General Partner consents to such withdrawal or resignation in writing and (ii) the Football Authorities (pursuant to the applicable Football Club Rules) consents in writing (in advance) to such resignation or withdrawal. Any resignation or withdrawal by any Limited Partner in contravention of this Section 4.06 shall be void ab initio.

(b)The General Partner can remove any Limited Partner where such Limited Partner is required to be removed as a result of the Limited Partner being subject to: (i) a Disqualifying Event (as detailed in the Premier League rules, as updated from time to time) where the Club is a member of the Premier League; or (ii) a Disqualifying Condition (as defined in Appendix 3 of the rules of the English Football League, as updated from time to time) where the Club is a member of the English Football League.

ARTICLE VARTICLE V

DISTRIBUTIONS
SECTION 5.01Distributions.

(a)Subject to Section 5.02, Distributable Cash, with the exception of cash from the liquidation of the Partnership or from the sale or other disposition of all or substantially all of the Partnership’s assets, which will be distributed in accordance with Section 5.01(b), shall be distributed at such time or times and in such amount or amounts as determined by the General Partner in its sole discretion to the Partners in accordance with their respective Percentage Ownership.
(b)Notwithstanding any provision of this Article V or Article VI, all amounts distributed in connection with a liquidation of the Partnership will be distributed to Partners in accordance with their respective Capital Account balances, as adjusted for all Partnership operations up to and including the date of such distribution.
SECTION 5.02Set-off and Withholding of Certain Amounts.
(a)Notwithstanding anything else contained in this Agreement, the General Partner may in its discretion set off against, or withhold from, any distribution to any Limited Partner pursuant to this Agreement, the following amounts:
(i)any amounts due from such Limited Partner to the Partnership or the General Partner pursuant to this Agreement to the extent not otherwise paid, and
(ii)any amounts required to pay or reimburse the General Partner for any advances made by the General Partner to the Partnership.
(b)Any amounts so set off or withheld pursuant to this Section 5.02 shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld. All amounts set off or withheld pursuant to this Section 5.02 with respect to any Partner shall be treated as amounts distributed to such Partner for all purposes under this Agreement. The General Partner shall give written notice of any such set-off or withholding to each Partner subject thereto within five (5) Business Days after such set off or withholding.
5.03    Approved Sale; Drag-Along Rights, Tag-Along Sale.

    (a)    Subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), if the General Partner approves the sale of the Partnership or all or substantially all of assets of the Partnership or the Club (an “Approved Sale”), each Partner will support, consent to, cooperate with, and will not object to or otherwise impede the consummation of the Approved Sale in any respect. In furtherance of the foregoing, each Partner, as applicable, will waive all dissenter’s rights, appraisal rights and similar rights in connection with such Approved Sale and by execution of this Agreement, shall be deemed to have prospectively waived such rights to the maximum extent permitted by law. Upon consummation of the Approved Sale, if a Partner has not delivered any requested documents, then subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), such Partner shall no longer be considered a holder of a Unit in the Partnership and such Partner’s sole rights with respect to such Units shall be to receive the consideration receivable in connection with the Approved Sale as set forth below.

(b)    In furtherance of this Section, and subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), each Partner (and each of its successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints the General Partner as his, her or its attorney-in-fact (the “Drag-Along Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate the Approved Sale and (ii) grants to each Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to exercise any consent right applicable thereto in favor of such Approved Sale. The portion of the net proceeds from any Approved Sale (including, without limitation, after factoring each Partner’s pro-rata share of any transaction costs associated with the Approved Sale) payable to each Partner shall be based on each Partner’s Percentage Ownership in the Partnership.

(c)If the General Partner approves the sale of more than 20% of the Units in the Partnership to any Person or if the Partnership approves the sale of more than 20% of its units in the Club (such Person, the “Buyer” and such transfer, the “Tag-Along Sale”), then, subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), not less than 45 days prior to the consummation of any Tag-Along Sale, the General Partner shall provide to each of the other Partners (each a “Tag-Along Partner”) a notice (a “Tag-Along Notice”) specifying (i) the Units to be transferred (determined in proportion to the aggregate Units sold), (ii) the sales price to be paid based on the financial terms of such sale applied to such Partner’s Percentage Ownership in the Partnership and form of consideration to be paid by the Buyer, (iii) the closing date of the Tag-Along Sale, and (iv) the identity of the Buyer. Subject to the prior written consent of the Football Authorities (pursuant to the applicable Football Club Rules), each Tag-Along Partner shall have the right to participate in the Tag-Along Sale on the terms and conditions set forth in such Tag-Along Notice by providing written notice to the General Partner made prior to the 30th day after the date that the Tag-Along Notice is delivered to such Tag-Along Partner up to such Tag-Along Partner’s maximum pro-rata portion. Any Tag-Along Partner which has exercised its right to participate in the Tag-Along Sale shall deliver to the General Partner one or more documents, instruments or certificates, properly endorsed for transfer, free and clear of all liens, representing the portion of its Units to be transferred in the Tag-Along Sale. The Tag-Along Sale shall be consummated on the same date and on the terms and conditions set forth in the Tag-Along Notice. Each Tag-Along Partner shall pay its pro-rata share of any transaction costs associated with the Tag-Along Sale.

(d)Any Approved Sale or Tag-Along Sale shall be subject to approval by the Football Authorities (pursuant to the applicable Football Club Rules).
(c)
ARTICLE VIARTICLE VI

ALLOCATIONS AND OTHER TAX MATTERS
SECTION 6.01Capital Accounts.

(a)There shall be established for each Partner on the books of the Partnership a capital account (a "Capital Account"), which shall be maintained and adjusted as provided in this Article VI. The Capital Account of a Partner shall be credited with the amount of all cash capital contributions by such Partner to the Partnership and the fair market value of any property contributed by such Partner to the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code). The Capital Account of a Partner shall be increased by the amount of any Net Income (or items of gross income) allocated to such Partner pursuant to this Article VI, and decreased by (i) the amount of any Net Loss (or items of loss or deduction) allocated to such Partner pursuant to this Article VI and (ii) the amount of any cash distributed to such Partner pursuant to Article V of this Agreement and (iii) the fair market value of any asset distributed in kind to such Partner (as determined by the General Partner in its sole discretion and net of all liabilities secured by such asset that such Partner is considered to assume or take subject to under Section 752 of the Code). The Capital Account of the Partner also shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulation Section 1.704-1 or 1.704-2.
(b)Upon the occurrence of any event specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the General Partner may cause the Capital Accounts of the Partners to be adjusted to reflect the fair market value of the Partnership's assets at such time (as determined by the General Partner in its sole discretion) in accordance with such Regulation; provided, however, that the General Partner shall cause the Capital Accounts of the Partners to be so adjusted in connection with any admission of additional Limited Partners pursuant to Section 2.07 subsequent to the initial admission of Limited Partners pursuant to Section 2.07.
(c)In the event that any Units in the Partnership are permissibly transferred, the transferee of such Units shall succeed to the portion of the transferor's Capital Account attributable to such Units and the portion of the transferor's Minimum Gain attributable thereto.
(d)For purposes of this Article VI, any Limited Partner admitted on any day during a given calendar month shall, subject to applicable Treasury Regulations, be deemed to have been admitted on the first day of such month.
(e)No Partner will be required to pay to the Partnership or another Partner any deficit or negative balance which may exist from time to time in the Partner's Capital Account.
SECTION 6.02Allocations.
(a)Net Income and Losses. The Net Income or Net Loss (or, if necessary, gross items thereof) of the Partnership for each Fiscal Year (or other period) shall be allocated to the Partners based on Percentage Ownership. Notwithstanding the foregoing, the Net Income or Net Loss (or gross items therefore) from the sale or other disposition of all or substantially all the assets of the Partnership shall be allocated to the Partners’ in a manner that will cause each Partner’s Capital Account balance to be proportionate to the Partner’s Percentage Ownership.

(b)Code Section 704(b) Allocations. Notwithstanding Section 6.02(a), special allocations of Net Income, Net Loss or specific items of income, gain, loss or deduction may be required for any Fiscal Year (or other period) as follows:
(i)Minimum Gain Chargeback. The Partnership shall allocate items of Partnership income and gain among the Partners at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).
(ii)Allocation of Deductions Attributable to Partner Nonrecourse Liabilities. Any nonrecourse deductions attributable to a Partner Nonrecourse Liability shall be allocated among the Partners that bear the economic risk of loss for such Partner Nonrecourse Liability in accordance with the ratios in which such Partners share such economic risk of loss and in a manner consistent with the requirements of Treasury Regulation Sections 1.704-2(c), 1.704-2(i)(2) and 1.70420)(1).
(iii)Qualified Income Offset. The Partnership shall specifically allocate Net Loss and items of income and gain when and to the extent required to satisfy the "qualified income offset" requirement within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).
(iv)Section 514(c)(9)(B)(vi) Limitation. Notwithstanding the foregoing, if any special allocation otherwise required pursuant to this Section 6.02(b) would cause the Partnership's allocations to violate Section 514(c)(9)(B)(vi) of the Code (taking into account its incorporation by reference of the "substantial economic effect" requirement of Section 704(b)(2) of the Code), then such special allocation shall not be made.
SECTION 6.03Allocations of Net Income and Net Losses for Federal Income Tax Purposes. The Partnership's ordinary income and losses and capital gains and losses as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Partners in the same proportions as the corresponding "book" items are allocated pursuant to Sections 6.01 and 6.02 of this Agreement. Notwithstanding the foregoing sentence, Federal income tax items relating to any Section 704(c) property shall be allocated among the Partners in accordance with Section 704(c) of the Code as determined by the General Partner.
SECTION 6.04Allocations Relating to Distributions in Kind. If any assets of the Partnership are distributed in kind pursuant to this Agreement, the amount of Net Income or Net Loss that would have been realized had such assets been sold at their fair market value (as determined by the General Partner in its sole discretion) shall be allocated to the Capital

Accounts of the Partners pursuant to Section 6.02 of this Agreement immediately prior to such distribution.
SECTION 6.05Elections. Except as otherwise expressly provided herein, all elections required or permitted to be made by the Partnership under the Code or other applicable tax law, and all decisions with respect to the calculation of its taxable income or tax loss under the Code or other applicable law, shall be made in such manner as may be reasonably determined by the General Partner.
SECTION 6.06Withholding Requirements. Notwithstanding any provision herein to the contrary, the General Partner is authorized to take any and all actions that it determines to be necessary or appropriate to insure that the Partnership satisfies any and all withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the General Partner may withhold from Distributable Cash the amount that it determines is required to be withheld from the amount otherwise distributable to any Partner pursuant to Article V; provided, however, that such amount shall be deemed to have been distributed to such Partner for purposes of applying Article V and this Article VI. In the event that the General Partner withholds or pays tax in respect of any Partner for any period in excess of the amount of Distributable Cash otherwise distributable to such Partner for such period (or there is a determination by any taxing authority that the Partnership should have withheld or paid any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), such excess amount (or such additional amount) shall be treated as a recourse loan to such Partner that shall bear interest at the rate of 10% per annum and be payable on demand.
SECTION 6.07Partnership Representative. General Partner shall be the “partnership representative” (the “Partnership Representative”), as defined in Code Section 6223, and the Partnership and each Partner shall complete any actions necessary or reasonably appropriate (including executing any required certificates or other documents) to affect such designation.
(a)Tax Elections. The Partnership Representative shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Partnership under the Code (including an election under Code Section 6226), and the Partners shall take such actions requested by the Partnership Representative. To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226, (i) the Partnership shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), and (ii) the Partners shall take such actions as requested by the Partnership Representative, including filing amended tax returns and paying any tax due under Code Section 6225(c)(2)(A) or paying any tax due and providing applicable information to the Internal Revenue Service under Code Section 6225(c)(2)(B).

(b)Assessments. To the extent required to do so by law, the Partnership shall make any payments of assessed amounts under Code Section 6221 and shall allocate any such assessment among the current or former Partners of the Partnership for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Partners’ respective interests in the Partnership for that reviewed year based on such Partner’s share of such assessment as would have occurred if the Partnership had amended the tax returns for such reviewed year and such Partner incurred the assessment directly (using the tax rates applicable to the Partnership under Code Section 6225(b)). To the extent the Partnership is assessed amounts under Code Section 6221(a), the current or former Partner(s) to which that assessment relates shall pay to the Partnership such Partner’s share of the assessed amounts including such Partner’s share of any additional accrued penalties and interest assessed against the Partnership relating to such Partner’s share of the assessment (together, the “Partner Assessment”), upon at least 30 days’ written notice from the Partnership Representative requesting the payment, and such payment shall not be treated as a Capital Contribution. If a Partner does not timely pay to the Partnership the full amount of his, her or its Partner Assessment (the “Non-Contributing Partner”), then the shortfall shall be treated as a loan (the “Tax Loan”) by the Partnership to the Non-Contributing Partner, as follows:

(i)the unpaid balance of the Tax Loan shall bear interest at the greater of (1) 10% per annum, (2) the Prime Rate plus 8% per annum, or (3) the highest rate as permitted by law, all compounded annually, from the day that the Tax Loan is deemed made until the date that the Tax Loan, together with all accrued interest, is repaid to the Partnership;

(ii)all amounts otherwise distributable by the Partnership to the Non- Contributing Partner shall be withheld and credited to the Partnership against repayment of the Tax Loan, with any such withholding and credit first being applied to accrued and unpaid interest until fully paid, and then to outstanding principal until all outstanding principal is paid in full; and

(iii)in addition to any and all other rights and remedies granted to it under this Agreement, (1) the Non-Contributing Partner shall not be entitled to participate in the business and affairs of the Partnership or to exercise any rights of a Partner under this Agreement or the Act, and (2) the Partnership may take any action available at law or in equity, at the cost and expense of the Non- Contributing Partner, to obtain payment from the Non-Contributing Partner of the unpaid balance of the Tax Loan and all accrued and unpaid interest.

(c)The provisions contained in this Section 6.7 shall survive the dissolution of the Partnership, the occurrence of an event pursuant to which a Partner is dissociated from the Partnership or the Transfer of a Partner’s Partnership interest in the Partnership.
SECTION 6.08
ARTICLE VIIARTICLE VII

EXCULPATION AND INDEMNIFICATION
SECTION 7.01Exculpation and Indemnification.
(a)No Indemnified Person shall be liable, in damages or otherwise, to the Partnership or any Partner for any loss that arises out of any act performed or omitted to be performed by it within the express or implied authority granted by this Agreement or applicable laws. No amendment or repeal of this Section shall have any effect on the any Indemnified Person’s rights under this Section with respect to any act or omission occurring prior to such amendment or repeal. The provisions of this Agreement, to the extent that such provisions expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Partners.
(b)To the fullest extent permitted by the Act, the Partnership shall indemnify and hold harmless the General Partner, its Chairman, and its affiliates and each of their respective officers, directors, stockholders, members, partners, managers, employees, affiliates, attorneys, representatives and agents (each, an “Indemnified Person”) from and against any and all claims, demands, losses, judgments, fines, penalties, settlements, liabilities, expenses and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (each, a “Claim”) in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of the Partnership or its property, business or affairs; provided, that with respect to any criminal action or proceeding, such Indemnified Person had no reasonable cause to believe such Indemnified Person’s conduct was unlawful. Expenses incurred by an Indemnified Person in defending any claim, including any and all legal and other professional fees and expenses actually and reasonably incurred by such Indemnified Person, shall be paid by the Partnership in advance of the final disposition of such Claim upon receipt by the Partnership of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Partnership hereunder. This right to indemnification shall continue in effect regardless of whether an Indemnified Person continues to serve in the capacity or capacities that would otherwise have entitled such Indemnified Person to indemnification hereunder, shall not be exclusive of or affect any other rights which any Indemnified Person may have, and shall inure to the benefit of the heirs, executors and administrators of an Indemnified Person. The Partnership may, in the sole discretion of the General Partner, indemnify any other Person or entity to the extent the General Partner deems advisable. No amendment or repeal of this Section shall have any effect on an Indemnified Person’s rights under this Section with respect to any act or omission occurring prior to such amendment or repeal.
ARTICLE VIIIARTICLE VIII

DURATION AND DISSOLUTION OF THE PARTNERSHIP
SECTION 8.018.01    Duration. The Partnership shall continue in existence until dissolved in accordance with Section 8.02 below by the General Partner in accordance with Delaware law, as in effect from time to time.
SECTION 8.02Dissolution. Subject to the Act, the Partnership shall be dissolved on the earliest to occur of:
(a)a decision made at any time by the General Partner, in its discretion, to dissolve the Partnership;

(b)at any time upon the sale or other disposition of all or substantially all the Partnership's property or other assets; or
(c)the General Partner shall be the subject of a bankruptcy or other event of withdrawal (within the meaning of the Act) unless (i) at the time there is at least one remaining general partner of the Partnership and each remaining general partner agrees to continue the business of the Partnership or (ii) within ninety (90) days after the event of withdrawal, a Majority-In-Interest of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of a new general partner.
SECTION 8.03Winding Up of Partnership. Upon dissolution, the Partnership's business shall be wound up in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement. If no general partner remains, a Majority-In-Interest of the Limited Partners may approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to the Act, Article V and Section 6.04, the liquidator shall dispose of or distribute all Partnership assets to the Partners as promptly as practicable.
SECTION 8.04Distribution upon Dissolution of the Partnership.
(a)(a)    Upon dissolution of the Partnership, the liquidator shall determine which assets of the Partnership shall be disposed of and, subject to the provisions of Section 5.02, which assets of the Partnership shall be retained for distribution in kind to the Partners. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in any manner that the liquidator shall determine to be in the best interest of the Partners. Subject to the Act, after all liabilities contingent or otherwise of the Partnership (including any liabilities to Partners) have been satisfied or duly provided for (as determined by the liquidator in its discretion), the remaining assets of the Partnership shall be distributed to the Partners in proportion to their positive Capital Account balances (determined after giving effect to adjustments for all Partnership operations up to the date of such distribution).
(b)(b)    Subject to the Act, if at the time of dissolution, any new construction, repair or rehabilitation of Partnership assets has commenced or is required by law or contract but has not been completed, then completion thereof shall be a proper act in winding up the Partnership and the liquidator shall have full power and authority to do all acts appropriate to complete any such construction, repair or rehabilitation in process, including arranging for all appropriate financing. The full rights, powers and authority of the liquidator shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Partnership.
(c)(c)    In the discretion of the liquidator a portion of the distributions that would otherwise be made to the Partners pursuant to this Section 8.04 may be:
(i)distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities, or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (the assets of any such trust shall be distributed to the Partners from time to time, in the discretion of the liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement); or
(ii)withheld to provide a reserve for Partnership liabilities (contingent or otherwise), provided that the liquidator shall provide a notice to the Limited Partners setting forth the reserve amount and such withheld amounts shall be distributed to the Partners as soon as the liquidator determines, in its discretion, that such amounts are no longer necessary to be retained.
(d)    Except as otherwise provided in this Agreement, (i) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership and (ii) no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions.
ARTICLE IXARTICLE IX

TRANSFERABILITY; REMOVAL OF GENERAL PARTNER
SECTION 9.01Restrictions on Transfer; Repurchase Right.
(a)Restrictions on Transfer; Repurchase Right. No Partner shall, directly or indirectly, including through a change of ownership of a corporation, limited liability company or partnership, transfer, and the Partnership shall not issue, any additional Units in the Partnership to any Person without the prior written consent of the General Partner in each instance. Notwithstanding the foregoing, upon the occurrence of any of the following events with respect to a Partner, the Partnership shall have the option, but not the obligation, to purchase all or any portion of the Units of such Partner (the "Selling Partner") at such Partner’s per Unit Fair Market value:

(i) The offer to sell one or more Units by a Partner;

(ii) The death, divorce or incapacity of a Partner;

(iii) The filing of bankruptcy of a Partner; or

(iv)     The commencement, winding up and dissolution of an entity Partner, or merger or other reorganization of an entity Partner as a result of which the entity Partner does not survive as an entity.

For purposes of this Agreement, "Fair Market Value" shall mean the price at which such Units would likely be sold in an arm's - length transaction between a willing and able buyer under no compulsion to buy and a willing and able seller under no compulsion to sell, as determined in good faith by the General Partner and the Selling Partner, which either party may consult with or retain, at the affected Partners’ expense, an investment banking firm for this purpose. Any determination made in good faith shall be conclusive and binding on all parties.
Upon the occurrence of any of the following events with respect to a Partner, the Partnership shall have the option, but not the obligation, to purchase all, but not less than all, of the Units of such selling Partner at such Partner’s per Unit value of his or her Capital Account:

(i)    The Partner not being approved (or such approval is rescinded) by the Football Authorities (pursuant to the applicable Football Club Rules) or the Partnership;

(ii)    The Partner not being an accredited investor; or

(iii)     The Partner, at any time, not being able to satisfy all of the terms and conditions imposed by the Partnership or Football Authorities (pursuant to the applicable under the Football Club Rules).

Each Partner agrees to promptly notify the General Partner of an above event, after which the Partnership will have ten (10) Business Days from its receipt of such notice to notify the affected Partner of its desire to purchase the Units, and to tender cash or other immediately available funds therefor. Contemporaneous with receiving the above payments in this Section, the Partner shall withdrawal from the Partnership and shall hold the Partnership, General Partner and its respective officers, owners and others, harmless from any and all consequences thereof.

Notwithstanding anything contained to the contrary in this Agreement, the Units of any Partner may be transferred, and the assignee thereof shall be admitted as a substituted Partner, without the prior written consent of the General Partner, to: a revocable or irrevocable trust for the benefit of the Partner or the Partner’s original grantor, any beneficiary of the Partner, children, grandchildren or other family members including but not limited to a spouse of any lineal descendants of the original grantor of the Partner (or, where the Partner is a trust, a revocable or irrevocable trust for the benefit of any beneficiary of the Partner’s trust who is otherwise a permitted transferee).

(a)Each Partner agrees that no transfer contemplated by this Section 9.01 shall be effected, and any such transfer in violation of this Section 9.01(b) shall be void ab initio, if such transfer would (i) jeopardize the status of the Partnership as a partnership for Federal income tax purposes, (ii) violate the securities laws of any jurisdiction, (iii) require the Partnership to register as an “investment company” under the Investment Company Act of 1940, as amended, or (iv) violate the applicable laws or regulations of any State or any other governmental authority.
SECTION 9.02Removal of the General Partner. The General Partner may be removed by the Partners in the event (a) there is a finding by a court of competent jurisdiction in a final, non-appealable order that the General Partner (i) materially breached the terms of this

Agreement and such breach continued unremedied for sixty (60) days after the General Partner received written notice from the Limited Partners holding more than 60% of the Percentage Interests held by the Limited Partners setting forth the terms of such breach, (ii) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement, or (iii) engaged in fraudulent or dishonest acts in connection with the business and operations of the Limited Partnership or the Club, (b) there is a finding by a court of competent jurisdiction in a final, non-appealable order that the General Partner is demonstrably and materially incapable of performing its duties and obligations under this Agreement, (c) more than 70% of the Percentage Interests held by Limited Partners vote to remove the General Partner, (d) William P. Foley, II is (i) no longer a member and manager of the General Partner, (ii) no longer a director of Turquoise Bidco Limited, (iii) determined by a court of competent jurisdiction to be incapacitated, or (iv) deceased. Upon the occurrence of any event described in the immediately preceding sentence, the Limited Partners, upon a vote of more than 60% of the Percentage Interests held by the Limited Partners shall have the right to appoint a successor General Partner and recommend that successor to the Football Authorities for approval. The Football Authorities (pursuant to the applicable Football Club Rules) must approve the General Partner’s removal and the replacement general partner. Upon the removal of the General Partner under Section 9.02(c), if the General Partner or its and his successors or assign(s) so desire(s), the Limited Partners shall buyout the General Partner’s and Mr. Foley’s Units in the Partnership at price equal to 125% of the Fair Market Value, which shall be payable in three equal annual installments plus interest at a rate equal to the Bank of America “prime” rate plus two percent, with the first annual installment payment due on the first anniversary of the removal date. The Football Authorities may also remove General Partner if it is found to be subject to (i) a Disqualifying Event (as detailed in the Premier League rules, as updated from time to time) where the Club is a member of the Premier League; or (ii) a Disqualifying Condition (as defined in Appendix 3 of the rules of the English Football League, as updated from time to time) where the Club is a member of the English Football League.
SECTION 9.03Withdrawal of the General Partner. The General Partner may not withdraw from the Partnership prior to its dissolution; provided that, without the consent of any Limited Partner, the General Partner may, at its own expense, (a) be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion, or otherwise, or (b) transfer all of its interest as the general partner of the Partnership to one of its affiliates so long as, in either case, (i) such reconstitution or transfer does not have material adverse tax or legal consequences for the Limited Partners, and (ii) such other entity will have assumed in writing the obligations of the General Partner under this Agreement, the Subscription Agreements and any other related agreements to which the General Partner is a party.
SECTION 9.04Expenses of Transfer, Indemnification. All expenses, including attorneys' fees and expenses, incurred by the General Partner or the Partnership in connection with any permitted transfer shall be fully borne by the transferring Limited Partner or such Limited Partner's transferee. In addition, the transferring Limited Partner or such transferee shall indemnify the Partnership and the General Partner in a manner reasonably satisfactory to the General Partner against any losses, claims, damages, liabilities or expenses to which the Partnership or the General Partner may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Limited Partner or such transferee in connection with such transfer.
SECTION 9.05Recognition of Transfer.
(a)The Partnership shall not recognize for any purpose any purported transfer of all or any portion of a Limited Partner's Units (including some or all of its rights or obligations hereunder) and no transferee of all or any portion of such Units shall be admitted as a Limited Partner hereunder unless:
(i)the provisions of Section 9.04 shall have been complied with;
(ii)the General Partner shall have been furnished with the documents effecting such transfer, in form and substance satisfactory to the General Partner, executed and acknowledged by both transferor and the transferee (including, without limitation, representations or warranties or other evidence satisfactory to the General Partner);
(iii)such transfer shall have been made in accordance with all applicable laws and regulations, including without limitation, all applicable federal and state securities laws, the act known as the "Patriot Act" and all regulations promulgated thereunder, any order issued by the United States Treasury Department's Office of Foreign Asset Control and any other similar law, rule, regulation or order, and all necessary governmental consents shall have been obtained and requirements satisfied;
(iv)such transfer will not cause a termination of the Partnership for Federal income tax purposes;
(v)the books and records of the Partnership shall have been changed (which change shall be made as promptly as practicable) to reflect the admission of such Limited Partner;
(vi)all necessary instruments reflecting such admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners; and
(vii)Such transfer will not cause the Partnership to be treated as a publicly traded partnership under Section 7704 of the Code or similar rules.
(b)Each transferee, as a condition to its admission as Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner deems necessary or desirable in its sole discretion to effectuate such admission and to confirm the agreement of such Limited Partner to be bound by all the terms and provisions of this Agreement with respect to any rights and/or obligations represented by the Units acquired by such Limited Partner. The admission of any such Limited Partner shall not require the approval of any Limited Partner.
SECTION 9.06Allocations. Subject to applicable Treasury Regulations, upon the Transfer of all or any part of the Units of a Partner as herein provided, the Net Income or Net Loss of the Partnership attributable to the Units and corresponding Units so transferred for the Fiscal Year during which such Transfer occurs shall be allocated between the transferor and transferee as of the date set forth on the written assignment, and such allocation shall be based upon any permissible method under Section 706 of the Code as determine by the General Partner in its sole discretion. Distributions shall be made to the holder of record of the Units on the date of distribution.
SECTION 9.07Capital Commitments. Upon the transfer of all or any part of the Units of a Limited Partner as herein provided, the transferee shall become obligated to fulfill the Remaining Capital Commitments of the transferring Limited Partner.
SECTION 9.08Withdrawal of a Limited Partner. Except as otherwise provided in this Article IX, a Limited Partner may not withdraw from the Partnership prior to its dissolution.
ARTICLE XARTICLE X

MISCELLANEOUS
10.01    Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Partnership, the Partners and their respective successors, successors-in-title, legal representatives, heirs and assigns. Except as otherwise expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.
10.02    Amendments; Waivers. No waiver, modification or amendment of this Agreement shall be valid or binding unless such waiver, modification or amendment is in writing duly executed by the General Partner made in accordance with the Football Club Rules, provided, that, without limiting the rights of the Football Authorities (pursuant to the applicable Football Club Rules), no such amendment shall require the Limited Partner to contribute additional capital to the Partnership or be disadvantageous against Cannae or Limited Partners, excluding Cannae and any affiliate of the General Partner, owning Partnership Interests in an amount equal to more than 10% in aggregate, without the prior written consent of Cannae or Limited Partners, excluding Cannae and any affiliate of the General Partner, owning Partnership Interest in an amount equal to more than 10% in aggregate, as applicable. The General Partner agrees that until the seventh anniversary of the date hereof, if the General Partner seeks to waive or otherwise modify or amend any provision of this Agreement with terms that are offered to a non-Cannae Limited Partner that are or will be more favorable that the terms offered to Cannae, the General Partner shall provide at least 30 days prior written notice of such more favorable terms to Cannae and offer the same more favorable terms to Cannae. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

10.03    Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by electronic communication, including e-mail and Internet or intranet websites, pursuant to procedures expressly approved by the General Partner in writing and communication by facsimile or e-mail copy) and mailed, transmitted or delivered, to the General Partner at 1701 Village Center Circle, Las Vegas, NV 89134, Attn: Peter T. Sadowski or to a Partner at its address as set forth on the books and records of the Partnership, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or, in the case of delivery by mail, five (5) days after being deposited in the mails, or, in the case of notices and other communications sent to an e-mail address, upon the sender’s receipt of an electronic acknowledgement of delivery or the acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or, in the case of notices or communications posted to an Internet or intranet website, upon the deemed receipt by the intended recipient at its e-mail address provided pursuant to this Section of notification that such notice or communication is available and identifying the website address therefor and any password and/or other information needed to access such site, or, in the case of notice by facsimile copy, when verbal confirmation of receipt is obtained from the receiving party, in each case addressed as aforesaid.
10.04    Partner Representations, Warranties and Covenants. The Partners hereby represent and warrant, and each Person that becomes a Partner in the Partnership after the date hereof shall be deemed to have represented and warranted, that it is an “accredited investor”. Each Person that is to become a Partner of the Partnership has, or shall prior to its admission as a Partner of the Partnership, complete and deliver to the Partnership a Subscription Agreement in form satisfactory to the General Partner in its sole discretion.
10.05    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF DELAWARE (OTHER THAN ITS RULES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISIDICTION WOULD BE REQUIRED THEREBY).
10.06    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent, of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.07    Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to carry out the intent and purposes of this Agreement.

10.08    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Executed facsimile or other electronic signature pages (e.g., portable document format) to this Agreement shall be considered originals.

10.09    Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to such subject matter.

10.10    No Right to Partition. The Partners, on behalf of themselves, their respective Affiliates, successors and assigns, if any, hereby specifically renounce, waive and forfeit all, rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement , to seek, bring or maintain any action in any court of law or equity for partition of the Partnership or any asset of the Partnership, or any interest which is considered to be Partnership property, regardless of the manner in which title to such property may be held.
10.11    Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
10.12    Arbitration.

(a)Any dispute, controversy, or claim under, arising out of, or relating in any way to this Agreement and/or the negotiation, inducement, validity, interpretation, or breach thereof shall be resolved solely and exclusively by binding arbitration. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made, and the provisions of this Section. In the event of a conflict between the provisions of this Section and the Commercial Arbitration Rules, the provisions of this Section shall govern.
(b)The arbitration shall be conducted before a sole arbitrator who is mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall have at least ten (10) years of experience in the subject matter disputed and be selected in accordance with the rules of the then-effective Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Las Vegas, Nevada, or at another location if agreed to by all parties.
(c)In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the laws of the State of Delaware.
(d)The arbitrator’s decision and award shall be made in writing and shall be issued in a final, confirmable form no more than forty-five (45) calendar days after the commencement of the arbitration hearing. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ONLY DIRECT DAMAGES ACTUALLY INCURRED AND NOT ANY SPECIAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR THIRD-PARTY DAMAGES OF

ANY KIND INCLUDING, BUT NOT LIMITED TO LOST PROFITS OR LOSS OF GOODWILL ARISING OUT OF THIS AGREEMENT. The decision and award of the arbitrator shall be final and binding on the parties and shall not be subject to appeal. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(e)Each party shall bear its own costs and fees in connection with any arbitration conducted pursuant to this Section and any proceedings in connection therewith.
(f)Any party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing the order.
(g)The parties hereto agree that any suit, action or proceeding seeking to enforce any arbitration award pursuant to this Section or for injunctive relief to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Clark County of the State of Nevada or any Nevada state court located in Clark County, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 10.0110.13    Filings. Following the execution and delivery of this Agreement, the General Partner shall promptly prepare any documents required to be filed and recorded under the Act, and the General Partner shall promptly cause each such document to be filed and recorded in accordance with said Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each state in which the Partnership may hereafter establish a place of business. The General Partner shall also promptly cause to be filed, recorded and published such statements of fictitious business name and other notice, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.
10.14     Football League Rules. Notwithstanding any provision herein to the contrary, the Limited Partners acknowledge and agree that any direct or indirect sale, transfer, assignment, issuance, pledge, hypothecation, encumbrance or other disposition of any direct or indirect ownership or other interests in the Partnership is subject to the Football Club Rules and may require the prior written consent of one or more of the Football Authorities (which consent may be withheld or conditioned at discretion of the relevant Football Authorities).

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.
GENERAL PARTNER:
BK Football and Entertainment, LLC

By: /s/ William P. Foley, II
    Name: William P. Foley, II
Title: Chairman, Chief Executive Officer and President

[Signature page to Agreement of Limited Partnership of Black Knight Football and Entertainment, LP]

LIMITED PARTNER:

By: /s/Richard N. Massey
Richard Massey
Chief Executive Officer

[Signature page to Agreement of Limited Partnership of Black Knight Football and Entertainment, LP]